Exhibit 10.5

February 9, 1996

Mr. Bradley R. Langdale

Dear Brad:

We are pleased to offer you the position of Director, Finance at a starting salary of $95,000 per year. We shall expect you to start no later than February 19, 1996. As we discussed, in six months we expect to either hire a CFO or promote you to the CFO position.

As a senior member of the Team, you will be eligible to receive options under the Company’s Stock Option Plan as may be determined by the sole discretion of the Board of Directors. I shall recommend to the Board to issue you an option to purchase 30,000 shares of Common Stock, vesting over 5 years and exercisable at fair market value, as determined by the Board of Directors, at the time the option is granted.

This is an exempt position. You will receive group medical and dental care at the Company’s expense in accordance with our group medical plan, with dependent coverage available at your expense. This coverage should begin on the first day of your employment. You will be accorded all of the benefits set forth in our Employee Handbook and you will agree to abide by the policies and procedures set forth in our Employee Handbook. The policies and procedures of the Employee Handbook may be amended from time to time at the direction of the Board of Directors.

I shall recommend to the Board to vest all your options fully in case the Company is acquired.

You must sign a copy of the Company’s non-disclosure and confidentiality agreement which will remain in effect during and after your employment. You will also need to provide proof of your identity and authorization to work in the United States as required by the immigration laws, in addition to the customary tax forms. Masimo is an at-will employer, and your employment may be terminated at any time by you or Masimo. Your employment may be terminated at any time with or without cause or advance notice.

This letter sets forth all the terms of our offer, and it supersedes all prior agreements and discussions. These terms cannot be modified or amended by any supervisor or by any action of the Company except a written agreement signed by the President.

To confirm that you agree to these terms, please sign and date the enclosed copy of this letter and return it to me before commencing employment. We welcome you as part of the Team and look forward to a mutually satisfactory relationship.

Sincerely,

/s/ Joe E. Kiani
Joe E. Kiani
President & CEO

I agree to the terms stated in this letter.

/s/ Bradley R. Langdale	Dated: 2/12/96
Bradley R. Langdale